EXHIBIT 4.1

ADDITIONAL FACILITY O ACCESSION AGREEMENT

To:	Toronto Dominion (Texas) LLC as Facility Agent and TD Bank Europe Limited as Security Agent

From:	The banks and financial institutions listed in Schedule 1 to this Agreement (the Additional Facility O Lenders)

Date: 12 August 2008

UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V)—€1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Agreement:

Facility O means Facility O1 or Facility O2.

Facility O1 means the HUF term loan facility which forms a sub-tranche of Facility O.

Facility O2 means the PLN term loan facility which forms a sub-tranche of Facility O.

Facility O Advance means Facility O1 Advance or Facility O2 Advance.

Facility O1 Advance means the HUF denominated advance made to UPC Broadband by the Additional Facility O1 Lenders under Facility O1.

Facility O2 Advance means the PLN denominated advance made to UPC Broadband by the Additional Facility O2 Lenders under Facility O2.

Facility O Commitment means Facility O1 Commitment or Facility O2 Commitment.

Facility O1 Commitment means, in relation to an Additional Facility O1 Lender, the amount in HUF set opposite its name under the heading “Facility O1 Commitment” in Schedule 1 to the counterpart of this Agreement executed by that Additional Facility O1 Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Facility O2 Commitment means, in relation to an Additional Facility O2 Lender, the amount in PLN set opposite its name under the heading “Facility O2 Commitment” in Schedule 1 to the counterpart of this Agreement executed by that Additional Facility O2 Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

HUF means the lawful currency for the time being of the Republic of Hungary.

Majority Facility O Lenders means Additional Facility O Lenders the aggregate of whose Facility O1 Commitments and Facility O2 Commitments (translated into euros on the basis of the Agent’s Spot Rate of Exchange on the date of this Agreement) exceeds 66 2/3 per cent. of the aggregate of Facility O1 Commitments and Facility O2 Commitments of all Additional Facility O Lenders (translated into euros on the basis of the Agent’s Spot Rate of Exchange on the date of this Agreement).

PLN means the lawful currency for the time being of the Republic of Poland.

2.	Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.	We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.	This Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility O Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Facility O Lenders (the Effective Date).

5.	We, the Additional Facility O Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)	to become party to the Security Deed as Lenders and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lenders in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.	The Additional Facility Commitment in relation to an Additional Facility O Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility O1 Commitment or Facility O2 Commitment (as applicable).

7.	Any interest due in relation to Facility O will be payable on the last day of each Interest Period in accordance with Clause 8 (Interest) of the Credit Agreement.

8.	(a)	The Availability Period in relation to each of Facility O1 and Facility O2 is the period from and including the date of this Agreement up to and including the earlier of:

(i) the first Utilisation Date under this Facility O; and

(ii) the date falling 10 Business Days after the date of this Agreement,

or such other date as all the Additional Facility O Lenders may agree at their discretion.

(b)	Each of Facility O1 and Facility O2 may be drawn by one Advance and no more than one Request may be made in respect of each of Facility O1 and Facility O2 under the Credit Agreement.

9.	Each Facility O Advance will be used for general corporate purposes and working capital purposes including, the repayment or prepayment of existing indebtedness.

10.	The Final Maturity Date in respect of this Facility O is 31 July 2013.

11.	The outstanding Facility O Advances will be repaid in full on the Final Maturity Date.

12.	The Margin in relation to this Facility O is 2.75 per cent. per annum.

13.	For the purposes of drawings under this Facility O in the absence of the British Bank Association Interest Settlement Rate for PLN or HUF:

Screen Rate means, in relation to LIBOR:

(a)	for PLN, the percentage rate per annum determined by the Polish Association of Banking Dealers—Forex Poland for the relevant period; and

(b)	for HUF, the percentage rate per annum determined by the National Bank of Hungary for the relevant period,

displayed on the appropriate page of the Reuters screen. If that page is replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with UPC Broadband and the Lenders.

14.	The Borrower in relation to each of Facility O1 and Facility O2 is UPC Broadband.

15.	Where an Additional Facility O Lender assigns, transfers or novates its rights and/or obligations in relation to Facility O1 or Facility O2 under Clause 26.2 (Transfers by Lenders) of the Credit Agreement, such assignment, transfer or novation shall be in a minimum amount of euro 500,000 (or its equivalent in any other currency).

16.	The representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing)and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

17.	UPC Broadband further represents and warrants on the Effective Date that the execution and delivery by it of this Agreement and its performance of the transactions contemplated by this Agreement will not violate any agreement or instrument to which UPC Holding is a party or binding upon UPC Holding or any member of the Borrower Group or any assets of UPC Holding or any member of the Borrower Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

18. We confirm to each Finance Party that:

(a)	we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)	we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

19.	The Facility Office and address for notices of each Additional Facility O Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility O Lender to the Facility Agent.

20.	This Agreement is governed by English law.

21.	This Agreement may be executed in any number of counterparts and, in the case of each Additional Facility O Lender, each Additional Facility O Lender’s counterpart will, only contain the details of that Additional Facility O Lender, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. All such counterparts shall be read together as one agreement.

SCHEDULE 1

ADDITIONAL FACILITY O LENDERS AND COMMITMENTS

PART 1

ADDITIONAL FACILITY O1 LENDERS AND COMMITMENTS

Additional Facility O1 Lender	Facility O1 Commitment
(HUF)
MKB Bank Zrt.	3,577,500,000
Natixis	2,385,000,000

Total	HUF 5,962,500,000

PART 2

ADDITIONAL FACILITY O2 LENDERS AND COMMITMENTS

Additional Facility O2 Lender	Facility O2 Commitment
(PLN)
ING Bank N.V.	32,875,000
Bank Polska Kasa Opieki SA	82,187,500

Total	PLN 115,062,500

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1. Constitutional Documents

(a)	A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2. Authorisations

(a)	A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders’ resolution is required, a copy of the shareholders’ resolution of each Obligor:

(i)	approving the terms of and the transactions contemplated by this Agreement and (in the case of UPC Broadband) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(b) below; and

(ii)	(in the case of UPC Broadband) authorising the issuance of a power of attorney to a specified person or persons to execute this Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(b) below.

(b)	A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Agreement or the confirmation described in paragraph 4(b) below (as appropriate).

(c)	A certificate of an authorised signatory of UPC Broadband certifying that each copy document specified in this Schedule and supplied by UPC Broadband is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

3. Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

4. Other documents

(a)	Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility O and that such obligations shall be owed to each Finance Party including the Additional Facility O Lenders.

SIGNATORIES

SIGNATURES OF ALL FACILITY O LENDERS

ING BANK N.V.

By:

MKB BANK ZRT.

By:

BANK POLSKA KASA OPIEKI SA

By:

NATIXIS

By:

TORONTO DOMINION (TEXAS) LLC as Facility Agent

By:

TD BANK EUROPE LIMITED as Security Agent

By:

UPC BROADBAND HOLDING B.V.

By:

By: